Exhibit 10.3

Replacement SSAR Agreement

Grant Date: [            ]

In connection with the spin-off of Knowles Corporation from Dover Corporation, this Replacement Stock Settled Appreciation Right (“SSAR”) Award is granted to you under the Knowles Corporation 2014 Equity and Cash Incentive Plan (“Plan”) in substitution for the SSAR awards made to you under the Dover Corporation Equity and Cash Incentive Plans. Your SSAR award is subject to all the terms and provisions of the Plan, which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.

In addition, your SSAR is subject to the following:

1.	Your SSAR is subject to earlier termination as provided in the Plan, for example, upon termination of employment prior to the expiration date.

2.	It is your responsibility to keep track of your SSAR awards and to ensure that you exercise your SSARs before they expire. Knowles is not responsible for reminding or notifying you that your SSARs are nearing its expiration date.

3.	You shall vest in the SSARs, and the SSARs shall become exercisable, per the dates on your Award Statement. You must be an active employee of Knowles or an affiliate on a vesting date in order for your SSARs to vest, with certain exceptions as provided in the Plan.

4.	Upon exercise of your SSARs, you will be entitled to receive from Dover that number of whole shares of Knowles Common Stock equal in value, on the date of exercise of the SSARs, to the excess of (A) the value of a share of Knowles Common Stock on the date of exercise of the SSARs multiplied by the number of SSARs being exercised over (B) the sum of (i) the per share base price of the SSARs being exercised multiplied by the number of SSARs being exercised, plus (ii) unless you elect to pay such tax in cash, any amount of tax that must be withheld in connection with such exercise. Fractional shares shall be disregarded.

5.	As a condition of receiving your SSAR award, you agree to be bound by the terms and conditions of the Knowles Corporation Anti-hedging and Anti-pledging Policy and by any Clawback Policy to be adopted by Knowles, as such policies may be in effect from time to time. The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Knowles equity securities held by you or certain designees, whether such Knowles securities are, or have been, acquired under the Plan, another compensation plan sponsored by Knowles, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure that you are in compliance. You may obtain a copy of the current version of the Anti-hedging and Anti-pledging Policy, and any Clawback Policy to be adopted by Knowles, on the Merrill Lynch stock plan administration website.

6.	For Non-US Employees, your SSAR award is subject to the terms and conditions of the attached Addendum for Non-US Employees.

7.	Your SSARs are not transferrable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Knowles reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice.

9.	You must accept this award by logging onto the Merrill Lynch stock plan administration website.